(d)(1)(viii)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

Form of

May 1, 2013

ING Partners, Inc.

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Sub-Advisory Agreement, dated June 7, 2011, as amended (the “Sub-Advisory Agreement”), between Directed Services LLC (“DSL”) and ING Investment Management Co., now known as ING Investment Management Co. LLC (“IIM”), the sub-advisory fee for ING Global Bond Portfolio (formerly, ING Oppenheimer Global Strategic Income Portfolio, the “Portfolio”) was reduced on January 21, 2011 in connection with the sub-adviser change to IIM.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual advisory fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from May 1, 2013 through May 1, 2014.  The Reduction shall be calculated as follows:

Reduction = 50% x (the savings to DSL from the January 21, 2011 expense reduction)

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

By:
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
ING Partners, Inc.
(on behalf of the Portfolio)

By:
Kimberly A. Anderson
Senior Vice President